EXHIBIT 10.25


                                  CONFIDENTIAL


November 6, 1996



Shailesh J. Mehta
President & COO
Providian Corporation
400 West Market Street
Louisville, KY  40202

Dear Shailesh:

         This will set forth our mutual agreements concerning certain matters relating to employment between you ("Executive") and Providian Corporation (the "Corporation"). The parties agree that, except as otherwise expressly provided herein, this letter agreement is intended to supplement, and not to supersede, the Employment Agreement dated as of February 21, 1996 between Executive and the Corporation (the "Existing Employment Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Existing Employment Agreement; provided that, to the extent that any such capitalized term is defined in the Existing Employment Agreement by reference to the date of a Change in Control, for purposes of the definition of such term as used in this letter agreement, the earlier of January 1, 1998 or the date of termination of Executive's employment shall be substituted for the date of a Change in Control.

         1. Except as otherwise expressly provided herein, in the event that either (a) Executive is terminated without Cause prior to January 1, 1998 or (b) Executive has not been offered the position of Chief Executive Officer of the Corporation prior to January 1, 1998 and Executive submits his resignation from employment with the Corporation at any time from January 1, 1998 through January 31, 1988, then, in either event, the Corporation shall pay to the Executive:

     (i) his Base Salary through the date of termination of his employment;



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                  (ii) a  bonus,  if not  previously  paid,  in  respect  of the corporation's last completed fiscal year prior to the date of termination of his employment, calculated in accordance with the formula under the Corporation's bonus plan applicable to the Executive for such year;

                  (iii) in addition to any bonus payable pursuant to the foregoing subparagraph (ii), but only in the event of a termination of employment under clause (a) of this paragraph 1, a bonus equal to the product of
(A) his Base Salary in effect on the date of termination of his employment prorated to the date of such termination, and (B) the bonus Percentage;

     (iv) his Base Salary, at the rate in effect at termination of his employment, until the third anniversary of his termination of employment;

                  (v) any other bonus or compensation deferred under any plans and programs of the Corporation in accordance with such plans and programs, except as otherwise provided pursuant to the terms of any such plan or program;

     (vi) continued vesting following termination of his employment in any awards of restricted stock made to the Executive, until the third anniversary of his termination of employment;

                  (vii) continuation in all employee benefit plans or programs in which he was participating at the termination of his employment, until the third anniversary of his termination of employment, but (A) only to the extent such plans or programs permit continued participation after termination of employment and (B) in no event beyond the date, if any, that Executive becomes employed by a subsequent employer; and

     (viii) other benefits in accordance with the plans and programs of the Corporation.

         In the event there is a termination of the Executive's employment under clause (a) of this paragraph 1, the Corporation shall, upon the Executive's written request furnished to the Corporation within 20 days following such termination, make a lump sum payment to the Executive in an amount equal to the Spread on the Payment Date with respect to the relevant options in each option grant, multiplied in each case by the number of relevant options in each option grant. In the event that the Executive does not request such payment, or in the event of a termination of the Executive's employment under clause (b) of this paragraph 1, each option grant shall become fully exercisable as of the date of termination of employment and shall remain outstanding for three years following termination of employment or, if shorter, for the remainder of the originally scheduled term of such option grant; provided that, to the extent the terms of any option grant do not permit the option to remain outstanding for such period, the corporation shall make a lump sum payment to the executive in an amount equal to the Spread on the Payment Date with respect to the relevant options in each such option grant, multiplied in each case by the number of relevant options in each such option grant. For the purpose of the immediately preceding two sentences, "relevant options" in any referenced option grant means any options granted by the Corporation to the Executive to purchase its common stock that (i) are outstanding on the date of termination of his employment and remain unexercised on the Payment Date (whether or not such options expire by their terms prior to the Payment Date) and (ii) by their terms were exercisable on the date of termination of his employment or which would have become exercisable if his employment had continued until the third anniversary of his termination of employment. The Corporation shall make any such lump sum payment on the Payment Date (or, if later, promptly following the Executive's request) and, as a condition to making such payment, the Executive agrees that all outstanding options granted to him with respect to which such payment is made shall thereupon be canceled.

         For purposes of the foregoing, "Spread" shall mean the excess, if any, of the Fair Market Value of a share of the common stock of the Corporation over the purchase price of such share pursuant to any option to purchase such share granted by the Corporation to the Executive; and "Payment Date" shall mean the first business day following termination of the Executive's employment on or after which he is no longer subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, with respect to any payments required to be made to him by the Corporation pursuant to the foregoing provisions of this paragraph 1. "Fair Market Value" shall mean the mean between the highest and lowest sale price of the common stock of the Corporation as reflected on the consolidated tape of New York Stock Exchange issues on the date preceding the date as of which such value is being determined. If the commons stock of the Corporation is not sold on such day, the value shall be determined on the next preceding day on which the common stock of the Corporation is sold.

         2. Executive and the Corporation agree that, in the event of a termination of the Executive's employment entitling the Executive to payments under the provisions of paragraph 1, such provisions of paragraph 1 will supersede the provisions of the Existing Employment Agreement, and no payments will be due to the Executive under the Existing Employment Agreement in the event of a Change in Control of the Corporation following termination of Executive's employment with the Corporation. Executive and the Corporation further agree that, in the event of a Change in Control of the Corporation prior to any termination of Executive's employment, the provisions of the Existing Employment Agreement shall govern and this letter agreement shall be of no further force or effect.

         3. Notwithstanding any provision of the Existing Employment Agreement or this letter agreement to the contrary, in the event of a spin-off or other separation transaction with respect to Providian Bancorp, Inc. (the
"Subsidiary"), or all or substantially all the assets of the Subsidiary, in connection with which the Subsidiary (or the successor to all or substantially all the assets of the Subsidiary) becomes a separate publicly traded

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company and the  Executive  is appointed to and accepts the position of Chairman and Chief Executive Officer of the Subsidiary (or such successor), then upon consummation of such spin-off or other transaction, all the provisions of this letter agreement and of the Existing Employment Agreement shall expire and shall cease to have any further force or effect.

         4. (a) During the period beginning on the date of the Executive's termination of employment and ending one year thereafter, the Executive shall not personally solicit any existing customer or partner of the Corporation or any prospective customer or partner identified in the business proposals of the Corporation outstanding on the date of the Executive's termination of employment, in either case as limited to those concerns known by the Executive either to be, or to have the possibility of becoming, customers or partners of the Corporation and, in the latter case, limited to business proposals with which the Executive was familiar, for the purpose of inducing any such existing or prospective customers or partners to reduce or forego using the insurance or financial services business of the Corporation within the United States of America.

                  (b) During the period described in subparagraph (a) above, except when acting on behalf of the Corporation or any affiliate thereof, the Executive shall not solicit any employee of the Corporation or any affiliate thereof to terminate his employment.

                  (c) During the period described in subparagraph (a) above, the Executive shall not (i) do or say anything that reasonably may be expected to have the effect of diminishing or impairing the goodwill and good reputation of the Corporation and its officers, directors and products, (ii) intentionally disparage or injure the reputation of the Corporation by making any material negative statements about the Corporation's methods of doing business, the effectiveness of its business policies or the quality of any of its products or personnel, (iii) make any substantive statements or issue any releases regarding the internal business affairs of the Corporation or the circumstances of the termination of his employment to any member of the print or broadcast media except after consultation with the Corporation and after giving due consideration to the reasonable suggestions of the Corporation in connection with any such statements or releases.

                  (d) During the period described in subparagraph (a) above, the Corporation shall not (i) whether by authorizing or knowingly condoning such conduct by its personnel, intentionally disparage the Executive or injure his reputation by making any negative statement about him or his talents, (ii) make any substantive statements or issue any releases regarding the circumstances of the termination of the Executives employment to any member of the print of broadcast media except after consultation with the Executive and after giving due consideration to the reasonable suggestions of the Executive in connection with any such statements or releases. The foregoing notwithstanding, the Corporation may publicly or privately (i) disclose the fact that such termination has occurred, (ii) make any statement that conforms to the announcement previously issued within the Corporation (the terms of which shall have previously been furnished to the Executive for his approval), or (iii) provide any disclosure required by applicable law, without obligation to consult the Executive.

                  (e) In no event shall an asserted violation by the Executive of the provisions of this paragraph 4 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this letter agreement.

         5. This letter agreement is personal to Executive and without the prior written consent of the Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This letter agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This letter agreement shall inure to the benefit of and be binding upon the Corporation and its successors.

         6. (a) This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without reference to principles of conflict of laws. This letter agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be given in the manner set forth in the Existing Employment Agreement.

                  (c) The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement.

                  (d) The Corporation may withhold from any amounts payable under this letter agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) Executive's failure to insist upon strict compliance with any provision of this letter agreement shall not be deemed to be a waiver of such provision or any other provisions hereof.

                  (f) This letter agreement and the Existing Employment Agreement contain the entire understanding of the Corporation and Executive with respect to the subject matter hereof and thereof and supersede all prior agreements, representations and understandings of the parties with respect to the subject matter hereof. Except as expressly modified or superseded by this letter agreement, the Existing Employment Agreement is hereby reconfirmed in all respects.



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         IN WITNESS WHEREOF,  Executive has hereunto set his hand and,  pursuant to the authorization from its Board of Directors, the Corporation has caused this letter agreement to be executed in its name on its behalf, all as of the date and year first above written.


                                                 PROVIDIAN CORPORATION



                                                 /s/ Irving W. Bailey II
                                          Chairman and Chief Executive Officer


Accepted and Agreed:



/s/ Shailesh J. Mehta
Shailesh J. Mehta